                                                                    Exhibit 10.1
                           CLASS SETTLEMENT AGREEMENT
                           --------------------------

         This CLASS SETTLEMENT AGREEMENT is entered into this 15th day of May 1997 by and between the named and representative plaintiff ("Plaintiff") in EARL WILLIAM WALKER, ET AL. V. LIGGETT GROUP INC., ET AL., Civil Action No. 2:97-0102, United States District Court, Southern District of West Virginia (the "WALKER Action"), for himself and on behalf of the plaintiff settlement class as hereinafter defined ("Settlement Class"), and Brooke Group Ltd., a Delaware corporation ("Brooke Group"), Liggett & Myers Inc., a Delaware corporation ("Myers"), and Liggett Group Inc., a Delaware corporation (which, with Myers, is hereinafter referred to as "Liggett").

                                    RECITALS
                                    --------
WHEREAS,

         1     On February 7, 1997, Plaintiff filed a complaint to commence the
WALKER Action against Liggett, asserting claims on behalf of a putative nationwide class of all persons who have incurred or are alleged to have incurred costs or other damages arising from cigarette smoking and seeking, among other things, equitable/injunctive relief, a declaratory judgment, and compensatory and/or punitive damages, according to proof, as set forth in the complaint.

         2     On March 19, 1997, a complaint was filed to commence the action
CAROL FLETCHER, ET AL. V. BROOKE GROUP, LTD., ET AL., Civil No. 97-13, in the Circuit Court of Mobile, Alabama ("FLETCHER") against Liggett and Brooke Group asserting claims on behalf of a putative nationwide class of all persons and entities which have incurred or are alleged to have incurred costs or other damages arising from cigarette smoking and seeking, among other things,




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equitable/injunctive relief, a declaratory judgment, and compensatory and/or punitive damages, according to proof, as set forth in the complaint.

         3     On March 20, 1997, the plaintiffs in FLETCHER and Liggett and
Brooke Group entered into a settlement (the "FLETCHER Settlement") of the nationwide class action brought by the plaintiffs in FLETCHER, pursuant to which Liggett agreed to, among other things, make certain payments into a settlement fund to be equitably distributed to the settlement class, comply with certain proposed regulations restricting the marketing and sale of cigarettes to minors, and offer cooperation in connection with the prosecution of lawsuits against other tobacco companies; all in accordance with the terms of the FLETCHER Settlement, a copy of which is annexed hereto as Appendix A.

         4     Subsequent to the execution of the FLETCHER Settlement, the parties to the WALKER Action engaged in settlement discussions and succeeded in renegotiating that settlement for the purpose of resolving the WALKER Action.

         5     The primary purpose of this Class Settlement Agreement (and the
FLETCHER Settlement) is to provide certain compensatory, equitable and injunctive relief sought by Plaintiff and other settlement class members, including, among other things, payments by Liggett to a settlement fund, the cooperation of Liggett and Brooke Group with respect to class members' claims against other tobacco manufacturers, the preclusion of certain advertisement and marketing practices, and the addition of a further warning to Liggett cigarettes. The mechanism for accomplishing the compensatory relief set forth in this Agreement is the creation of a settlement fund board, to which the claims of all settlement class members against Liggett and


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Brooke Group shall be directed. The compensatory, equitable and injunctive relief are components of an integrated settlement set forth in this Class Settlement Agreement.

         6     Apart from this action and the FLETCHER action, scores of
individual and putative class actions, as well as several actions brought on behalf of states and other governmental bodies and other entities, have been filed against Liggett and Brooke Group and other tobacco defendants seeking, among other things, equitable relief and damages allegedly arising from cigarette smoking. Moreover, actions are still being filed and many more are expected to be filed in the future. Smoking-related litigation has resulted in extensive discovery concerning the potential liability of Liggett and Brooke Group as well as extensive consideration of the legal and factual bases of smoking-related litigation.

         7     The plaintiffs and the defendant tobacco companies have spent, and continue to spend, enormous resources litigating these smoking-related claims. Such litigation is depleting and will continue to deplete the defendant tobacco companies' resources otherwise available to compensate claimants. Absent an alternative method of resolution, Liggett, a financially troubled company, would not be able to satisfy the smoking-related claims pending against it, let alone the claims which may be asserted in the future.

         8     Counsel for the Plaintiff have substantial experience in the litigation of smoking-related cases and class actions, including the litigation of individual smokers' cases.

         9     Liggett and Brooke Group have denied, and continue to deny any wrongdoing or any legal liability of any kind in all smoking-related litigation.


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         10    In light of the uncertainties associated with the pending
litigation and Liggett's financial condition, there are substantial risks that adjudications with respect to smoking-related claims by certain settlement class members will, as a practical matter, be dispositive of the claims and interests of certain other settlement class members not yet adjudicated or will substantially impair or impede the ability of such other settlement class members to protect their interests.

         11    Liggett and Brooke Group recognize and acknowledge that defending the continued prosecution of the WALKER Action (and other similar putative class actions and individual suits) against them, through trial and appeals, would require considerable resources and expense, would entail uncertainty and risk, and constitutes circumstances under which the available assets of Liggett may be properly characterized as a "limited fund" in comparison to the aggregate potential claims of all settlement class members. Liggett and Brooke Group have determined that the settlement, in accordance with this Class Settlement Agreement, of the claims asserted in the WALKER Action against them will be beneficial by enabling Liggett to continue the legal business of selling cigarettes, under terms of candor and full disclosure to the public, while avoiding bankruptcy or other insolvency that could otherwise result from the transaction costs and potential exposure of ongoing litigation.

         12    Plaintiffs allege that Liggett and Brooke Group have acted or refused to act on grounds generally applicable to the settlement class, thereby making final injunctive relief appropriate with respect to the class as a whole in accordance with Rule 23(b)(2) of the Federal Rules of Civil Procedure in the context of this settlement.



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         13    Liggett has made available relevant information, and Plaintiff, through counsel, have investigated such information and other relevant information, as to the nature, extent and availability of Liggett's financial resources, and have concluded preliminarily that the criteria of Federal Rule of Civil Procedure 23(b)(1)(B) apply to Liggett and its affiliates in the context of this settlement.


         14    Plaintiff and Liggett and Brooke Group recognize and support the public interest in preventing smoking by, or the promotion of smoking to, children and adolescents and further recognize that it is of extreme importance to halt any marketing efforts directed to children and adolescents and to provide for full disclosure of material facts relating to tobacco products.

         15    Plaintiff recognizes and acknowledges that the continued
prosecution of the WALKER Action and other smoking-related litigation against Liggett and Brooke Group through trial and appeals would require considerable time and expense and would entail uncertainty, risk and delay, including the risk of bankruptcy or other insolvency of Liggett. Plaintiffs have determined that the settlement, in accordance with this Class Settlement Agreement, of the claims asserted in the WALKER Action will be beneficial to the settlement class by providing the class with compensatory relief, as well as substantial and critical non-monetary equitable and injunctive relief.

                  NOW, THEREFORE, in consideration of the foregoing and of the promises and covenants set forth in this Class Settlement Agreement, Plaintiff, on his own behalf and on behalf of the Settlement Class (as defined below), and Liggett and Brooke Group hereby stipulate and agree that, conditional upon the approval of the Court as required by Rule 23 of the Federal



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Rules of Civil Procedure and as provided herein, the WALKER Action shall be settled as against Liggett and Brooke Group and that all claims asserted by or on behalf of the Walker putative class members against the Settling Defendants shall be dismissed with prejudice, all on the terms and conditions contained herein, as follows:

1    DEFINITIONS.
     ------------

         As used in and solely for the purposes of this Agreement, the following terms shall have the following respective meanings:

         "Actively Assist" means to engage in all reasonable efforts to provide full and timely cooperation and assistance.

         "Affiliate" means a Present Affiliate or a Future Affiliate.

         "Agreement" means this Settlement Agreement.

         "Arbitrator" means the person or persons agreed to by the Settling States and the Settlement Class (and/or the FLETCHER Settlement Class), and/or their counsel, or appointed by the Court, the FLETCHER Court or the Multidistrict Litigation Panel, as the case may be, to make decisions regarding allocations of the Settlement Fund between the Settling States and the Settlement Class (and/or the FLETCHER Settlement Class), and to resolve disputes of the Oversight Committee.

         "Attorneys General" means those State Attorneys General or other parties who have brought Attorney General Actions.




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         "Attorney General Actions" means actions by or on behalf of States seeking injunctive relief and/or damages in connection with smoking and/or Medicaid or other expenses allegedly resulting therefrom.

         "Attorneys General Settlement Agreement" means that agreement entered into on or about March 20, 1997 between Brooke Group and Liggett and the Attorneys General of certain states, a copy of which is annexed hereto as Exhibit B.

         "Brooke Group" means Brooke Group Ltd. and its Present Affiliates other than Liggett.

         "Cigarette" means any product including components, accessories, or parts which is intended to be burned under ordinary conditions of use and consists of: (1) any roll of tobacco wrapped in paper or in any substance not containing tobacco; or (2) any roll of tobacco wrapped in any substances containing tobacco which, because of its appearance, the type of tobacco used in the filler, or its packaging and labeling, is likely to be offered to, or purchased by, consumers as a cigarette described in subparagraph (1).

         "Cigarette Pack" means a unit of twenty Cigarettes or one ounce of Tobacco Snuff.

         "Cost Per Cigarette Pack" means, with respect to a Tobacco Company, the aggregate costs incurred by such Tobacco Company under a Global Settlement during a specified year, divided by the number of Cigarette Packs manufactured by such Tobacco Company during such year, as determined by The Maxwell Consumer Report published by Wheat First Butcher Singer or a similar or successor report.



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         "Court" means the United States District Court for the Southern
District of West Virginia.


         "Domestic Tobacco Operations" means the manufacture and/or sale of Cigarettes and any other tobacco products in the United States, its territories, its possessions and the Commonwealth of Puerto Rico.

         "FDA Rule" means the regulations promulgated by the FDA concerning the sale and distribution of cigarettes and other products on August 28, 1996 at 60 Fed. Reg. 44396, to be codified at 21 C.F.R. Parts 801, 803, 804, 807, 820 and
897.

         "FLETCHER Class Counsel" means the settlement class counsel listed in
Section 25.8 of the FLETCHER Settlement Agreement.

         "FLETCHER Court" means the Circuit Court of Mobile County, Alabama.

         "FLETCHER Settlement Agreement" means the mandatory class action settlement entered into by plaintiffs and Liggett and Brooke Group in CAROL FLETCHER, ET AL. V. BROOKE GROUP, LTD., ET AL., Civil No. 97-13, in the Circuit Court of Mobile, Alabama on March 20, 1997, a copy of which is annexed hereto as Appendix A.

         "FLETCHER Settlement Class" means the settlement class as defined in the FLETCHER Settlement Agreement.

         "Future Affiliate" means any one entity, other than an entity with a Market Share greater than 30% as of the date of this Agreement, which is a Non-settling Tobacco Company (including any successor to or assignee of its assets) if such entity or an Affiliate of such entity with the prior written approval of Brooke Group, subsequent to the date, and during the term, of



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this Agreement but prior to the fourth anniversary of the date of execution of this Settlement Agreement: (i) directly or indirectly acquires or is acquired by Liggett or Brooke Group; (ii) directly or indirectly acquires all or substantially all of the stock or assets of Liggett or Brooke Group; (iii) all or substantially all of whose stock or assets are directly or indirectly acquired by Liggett or Brooke Group; or (iv) directly or indirectly merges with Liggett or Brooke Group or otherwise combines on any basis with Liggett or Brooke Group.

         "Future Affiliate Transaction" means a transaction, or series of transactions, by which an entity becomes a Future Affiliate.

         "Global Settlement" means any National disposition, settlement, agreement or other arrangement, such as "Tobacco Claims Legislation", by way of legislation, executive order, regulation, taxation, levy, fine, class action settlement, court order or otherwise, of smoking-related litigation, in direct or indirect connection with which one or more Tobacco Companies receives the benefit of a limitation of, or total or partial immunity from, liability to the members of the Settlement Class for the types of claims released under this Agreement.

         "Initial Notice" means the written notice document to be provided by Liggett and its Present Affiliates to Settlement Class members as defined in
Section 8.1 of this Agreement.

         "Initial Notice Date" means the first date upon which Initial Notice is given by Liggett and its Present Affiliates to the Settlement Class pursuant to
Section 8.1 of this Agreement.

         "Injury" means any physical, mental or emotional injury, including, by way of example and not limitation, cancer, heart disease, emphysema, addiction and phobia.




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         "Liggett" means Liggett Group Inc. and Liggett & Myers, Inc.

         "Mandatory Class Fairness Hearing" means the hearing to be conducted by the Court in connection with the determination of the fairness, adequacy and reasonableness of this Agreement under Rule 23 of the Federal Rules of Civil Procedure, insofar as the Agreement applies to Liggett and its Present Affiliates.

         "Mandatory Class Final Order and Judgment" or "Mandatory Class Final Approval" means the order to be entered by the Court, with respect to Liggett and its Present Affiliates, approving this Agreement without material alterations, as fair, adequate and reasonable under Rule 23 of the Federal Rules of Civil Procedure, confirming the Settlement Class certification under Rule 23 thereof, and making such other findings and determinations as the Court deems necessary and appropriate to effectuate the terms of this Agreement and to exercise its continuing and exclusive jurisdiction over the enforcement and administration of all terms of this Settlement Agreement.

         "Mandatory Class Settlement Date" or "Settlement Date" means the date on which all of the following shall have occurred: (a) the entry of the Mandatory Class Final Order and Judgment without material modification, and (b) the achievement of finality for the Mandatory Class Final Order and Judgment by virtue of that order having become final and non-appealable through (i) the expiration of all appropriate appeal periods without an appeal having been filed; (ii) final affirmance of the Mandatory Class Final Order and Judgment on appeal or final dismissal or denial of all such appeals, including petitions for review, rehearing or certiorari; or


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(iii) final disposition of any proceedings, including any appeals, resulting from any appeal from the entry of the Mandatory Class Final Order and Judgment.

         "Market Share" means, with respect to a specified Tobacco Company and a specified year, the Domestic Tobacco Operations market share in that year of all of such company's cigarettes and other tobacco products (as the case may be), as determined by The Maxwell Consumer Report published by Wheat First Butcher Singer or a similar or successor report.

                  "National" means actually covering or potentially covering (whether by block grants to states, localities or other governmental entities or otherwise) the United States or the United States and one or more of its territories, possessions and the Commonwealth of Puerto Rico.

         "Non-Settling Tobacco Companies" means each of The American Tobacco Co., Lorillard Tobacco Co., Philip Morris Inc., R.J. Reynolds Tobacco Co., Brown & Williamson Tobacco Corp., and United States Tobacco Co., unless and until it becomes a Future Affiliate, as herein defined.

         "Other Settlement" means a settlement of a Tobacco Action which is not a Global Settlement.

         "Oversight Committee" means a committee, made up of no less than nine
(9) individuals, to oversee the cooperation provided by Settling Defendants under Sections 5.3.1 and 5.3.2 hereof. The committee shall have not less than 75% of its composition from representation of the Attorneys General.


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         "Parent", with respect to Liggett means Brooke Group, and with respect to any other specified corporation or entity, means another corporation, partnership or other entity which directly or indirectly controls such specified corporation or entity.

         "Parties" means the Plaintiffs and Brooke Group and Liggett.

         "Population" means, with respect to a geographic area, the population of that area as reported in the most recent census conducted by the United States Bureau of the Census.

         "Population Quotient" means, with respect to an Other Settlement or judgment, a quotient whose numerator is the Population of the United States and whose denominator is the total Population of the state(s), jurisdictions, or other grouping of persons covered by such Other Settlement or judgment.

         "Preliminary Approval" means the Court's provisional certification of the Settlement Class, preliminary approval of this Agreement, approval of the form of Initial Notice to the Settlement Class pursuant to Rule 23 of the Federal Rules of Civil Procedure, or the setting of a date for the approval or submission for approval of the form of such notice.

         "Present Affiliate" means with respect to a specified corporation, another corporation, partnership or other entity which as of the date of this Agreement, directly or indirectly, controls, is controlled by, or is under common control with, such specified corporation or entity including any and all Parents, subsidiaries, and/or sister corporations or entities of such specified corporation or entity.

         "Present Value" means, with respect to a specified amount or amounts, the present value of such amount or amounts as calculated using a discount rate equal to the yield on 10-year


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Treasury Notes as reported in the WALL STREET JOURNAL at the time of such calculation; provided that where such amount or amounts are not otherwise determinable, the amount or amounts to be present-valued shall be deemed to be the average for the most recent three years. "Pretax Income", with respect to Liggett, means for a specified year, the "Income before Income Taxes" as determined in accordance with generally accepted accounting principles ("GAAP") of Liggett for its most recent fiscal year, as report in filings to the United States Securities and Exchange Commission or, if there is no such filing, as reported by Liggett's independent outside auditors. If GAAP changes in any material respect during the term of this Agreement so that the benefits anticipated by the parties (in light of GAAP applicable on the date of this Agreement), an appropriate adjustment shall be made to the formulas and calculations hereunder to achieve the parties' expectations as of the date hereof.

                  "Protective Order" or "Stipulation Regarding Liggett Documents" means, with respect to privileged documents produced by a Settling Defendant pursuant to Paragraph 5.3.2 an order of the Court: (a) protecting the confidentiality of such documents; (b) providing that such documents may be used only in actions against Non-Settling Tobacco Companies and, to the extent permitted by law, only under seal; (c) providing that, to the extent such documents are or may be subject to the attorney/client privilege or attorney work product doctrine, such production or use of the documents does not constitute a waiver of such privilege, doctrine or protection with respect to any party other than the parties to whom the documents are produced subject to the order. The provisions of the Protective Order shall not apply to documents claimed to be privileged but which are determined by the Court or by any other court not to be privileged for reasons other than waiver due to production pursuant to this Agreement.


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         "Settlement Class" means a settlement class composed of:

         (a) all Smokers who reside in the United States, its territories, possessions and the Commonwealth of Puerto Rico; and

         (b) the estates, representatives, and administrators of these Smokers; and

         (c) the spouses, children, relatives and "significant others" of these Smokers as their heirs or survivors; and

         (d) all persons who reside in the United States, its territories, possessions and the Commonwealth of Puerto Rico who, prior to or during the term of this Agreement, have been exposed to or claim to have been exposed to (including, through market share theory) environmental or second-hand tobacco smoke from tobacco products manufactured by Liggett or its predecessors and have suffered or claim to have suffered Injury as a consequence thereof; and

         (e) all persons or entities (including, without limitation, any territory, city, county, state, parish, possession or any other political subdivision thereof, or any agency or instrumentality of any of the foregoing, or any insurance company) in the United States, its territories, possessions, and the Commonwealth of Puerto Rico, which, prior to or during the term of this Agreement, have incurred or claim to have incurred losses as a result of, based on, or by reason of paying for or providing treatment for diseases, illnesses, or medical conditions allegedly caused by Cigarettes (or exposure thereto, including by way of environmental or second hand smoke) to the persons defined in subparagraphs (a) through (d) above; and


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         (f)   all persons who reside in the United States, its territories, possessions and the Commonwealth of Puerto Rico, who, prior to or during the term of this Agreement, have either smoked Cigarettes or used tobacco products (or been exposed thereto, including by way of environmental or second hand smoke) and claim (i) to have suffered Injury as a consequence thereof, and (ii) in connection with such claim, allege that Liggett and/or Brooke Group or their predecessors engaged in a fraud, conspiracy or any concerted activity with one or more other tobacco product manufacturers in the manufacturing, sale or marketing of tobacco products;

         provided that excluded from such settlement class are (i) officers and directors of any of the Settling Defendants, (ii) any person or entity which has entered into any prior or contemporaneous settlement with Liggett of a Tobacco Action, and (iii) any State that opts out of this Settlement pursuant to Section 9 of this Agreement.


         "Settlement Class Counsel" means the firms listed in Section 24.8 of this Agreement.

         "Settlement Class Representatives" means the Plaintiff or Plaintiffs approved by the Court to serve as Settlement Class representatives.

         "Settlement Fund" means the fund established in accordance with the terms of Section 7 of this Agreement, which shall be established in a reputable bank or other financial institution subject to the jurisdiction of the Court, to provide a secure and interest-bearing fund, which shall be jointly controlled by the Settling States and the Settlement Class (and/or the FLETCHER Settlement Class).


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         "Settlement Fund Board" or "Board" means the board which shall be established pursuant to this Agreement (and/or the FLETCHER Settlement Agreement) to administer that portion of the Settlement Fund allocated to the Settlement Class and/or the FLETCHER Settlement Class pursuant to such Agreements. Board representatives shall be appointed by the Court pursuant to procedures for selection of the representatives established by the Court. At least one-third of the Board shall be comprised of representatives of the public health community who shall be designated by majority vote of the other members of the Board.

         "Settling Defendants" means Brooke Group and/or Liggett.

         "Settling Defendants' Counsel" means the law firm of Kasowitz, Benson, Torres & Friedman L.L.P.

         "Settling States" means those States that entered into the Attorneys General Settlement Agreement.

         "Smokers" means all persons who, prior to or during the term of this Agreement, have smoked Cigarettes or have used other tobacco products manufactured by Liggett or its predecessors and have suffered or claim to have suffered Injury as a consequence thereof.

         "Subsequent Notice" means the written notice to be provided by Liggett and its Present Affiliates to Settlement Class members as defined and provided by Section 8.4 of this Agreement.

         "Subsequent Notice Dates" means the dates defined in Section 8.4 hereof.


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

         "Tobacco Action" means any individual lawsuit or putative or certified class action lawsuit brought against one or more Tobacco Companies in connection with smoking-related claims such as (without limitation) those asserted in the WALKER Action.

         "Tobacco Companies" means The American Tobacco Co., Lorillard Tobacco Co., Philip Morris Inc., R.J. Reynolds Tobacco Co., Brown & Williamson Tobacco Corp., Liggett and United States Tobacco Co. and/or their respective Affiliates.

         "Tobacco Snuff" means any cut, ground, powdered, or leaf tobacco that is intended to be placed in the oral cavity.

2.       SETTLEMENT PURPOSES ONLY.
         -------------------------

         This Agreement is for settlement purposes only, and neither the fact of, nor any provision contained in, this Agreement nor any action taken hereunder shall constitute, be construed as, or be admissible in evidence against the Settling Defendants as, any admission of the validity of any claim, any argument or any fact alleged or which could have been alleged by Plaintiffs in the Action or alleged or which could have been alleged in any other action or proceeding of any kind or of any wrongdoing, fault, violation of law, or liability of any kind on the part of the Settling Defendants or any admission by them of any claim or allegation made or which could have been made in the Action or in any other action or proceeding of any kind, or as an admission by any of the Plaintiffs or members of the Settlement Class of the validity of any fact or defense asserted or which could have been asserted against them in the Action or in any other action or proceeding of any kind.


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


3.       SUBMISSION FOR PRELIMINARY APPROVAL.
         ------------------------------------

         Promptly after execution of this Agreement, the Parties shall, through their respective attorneys, jointly submit this Agreement to the Court and move the Court for Preliminary Approval.

4.       PARTIES.
         --------

         4.1. This Agreement shall be binding, in accordance with the terms hereof, upon Plaintiffs, the Settlement Class, Brooke Group and Liggett; provided that, notwithstanding anything else contained in this Agreement, the payment obligations of this Agreement shall be binding only upon Liggett and its successors.

         4.2. No Settling Defendant shall sell, dispose or transfer substantially all of its cigarette brands or businesses without first causing the acquiror, on behalf of itself and its successors, to be bound by all of the obligations of a Settling Defendant pursuant to Sections 5.2 and 5.4 through 5.8 hereunder as to such transferred brands or businesses; provided that this
Section 4.2 shall not apply to the extent such sale, disposition or transfer is required by the Federal Trade Commission, Department of Justice, State Attorney General or court order.

         4.3. The Parties acknowledge and agree that the willingness of Brooke Group and Liggett to enter into this Agreement, and in particular their willingness to agree to the equitable and other relief relating to cigarette marketing and to cooperation provided for in Section 5 hereof, are important to the interests of the Settlement Class.


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

5.       CONSENT DECREES; WARNINGS; COOPERATION.
         ---------------------------------------

         5.1. Upon execution of this Settlement Agreement, Liggett shall, by and through its Director, Bennett S. LeBow, issue a public statement substantially in the following form and substance:

         The tobacco industry has for many years acted in concert to seek to deny, refute or dilute warnings concerning smoking issued by the United States Surgeon General, the Environmental Protection Agency and other respected health authorities. We at Liggett have determined, in entering into agreements settling smoking-related litigation, that we will not be a party to this industry activity. Our settlement agreements with a national settlement class, including our agreement submitted today in federal court in West Virginia for preliminary approval, have reaffirmed our commitment to aid the settlement class members and their counsel in revealing the true nature and extent of this industry conduct.

         5.2. As promptly as reasonably practicable, but no later than six months after execution of the Attorneys General Settlement Agreement, Settling Defendants shall cause to be printed boldly, on all of their Cigarette packages and in all of their Cigarette advertising, in addition to the warnings mandated under the Federal Cigarette Labeling and Advertising Act, as amended, 15 U.S.C.
Section 1331 ET SEQ., the statement that cigarette smoking is addictive. To the extent any Settling Defendant manufactures and sells other tobacco products, a similar warning shall be placed on such product.

         5.3.1. Upon execution of this Agreement, each Settling Defendant shall:

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

              (1) cooperate with the Settlement Class, its members and counsel, in that such Settling Defendant will take no steps to impede or frustrate their investigations into, or prosecutions of, any of the non-settling defendants in Tobacco Actions, so as to secure the just, speedy and inexpensive determination of all such smoking-related claims against said non-settling persons and entities;

              (2) cooperate in and facilitate reasonable non-party discovery from Settling Defendants in connection with Tobacco Actions;

              (3) actively assist the Settlement Class, its members and counsel in identifying and locating any and all persons known to such Settling Defendant to have documents or information that is discoverable in such proceedings, and to actively assist in interviewing and obtaining documents and information from all such persons, and to encourage such person to cooperate with the Settlement Class; and shall actively assist in interpreting documents relating to litigation against Non-settling Tobacco Companies; and

              (4) actively assist the Settlement Class, its members and counsel, by requesting, and if necessary, moving the Court to compel, the Non-settling Tobacco Companies to produce to Liggett all documents (1) that are relevant to the subject matter of Tobacco Actions or which are likely to lead to admissible evidence in connection with the claims asserted in a Tobacco Action, and (2) that the Non-settling Tobacco Companies claim are subject to a joint defense or common interest privilege. Settling Defendants will review such documents, and shall deposit those documents with respect to which Settling Defendants have concerns regarding whether such documents should be protected from discovery under seal for IN CAMERA inspection by the Court, together with a statement to the Court of Settling Defendants' concerns regarding whether they should be protected from discovery. The Parties agree to request that the Court shall retain jurisdiction to resolve that issue; and

              (5) insofar as such Settling Defendant has or obtains any material information concerning any fraudulent or illegal conduct on the part of any parties, including Non-settling Tobacco Companies, their agents, attorneys, or their co-defendants designed to frustrate or defeat the claims of the plaintiffs against such parties, companies, agents, attorneys, or co-defendants, or which have the effect of unlawfully suppressing evidence relevant to smoking claims, disclose such information to the appropriate judicial and regulatory agencies, and to Settlement Class Counsel.

         5.3.2. With respect to each Settlement Class member and her counsel, subject to, and promptly after (i) the entry of a Protective Order by the Court, and (ii) an agreement by such Settlement Class member and her counsel to abide by, and not object to this Settlement Agreement, each Settling Defendant shall:

              (1) promptly provide all documents and information that are relevant to the subject matter of the Actions or which are likely to lead to admissible evidence in connection with the claims asserted in a Tobacco Action, subject to the provisions of Section 5.3.2(2) hereof;

              (2) waive any and all applicable attorney-client privileges and work product protections with respect to such documents and information. Such waiver shall not extend to (a) documents and information not relevant to the subject matter of Tobacco Actions or not reasonably likely to lead to admissible evidence in connection with claims asserted in any Tobacco Action (b) documents subject to a joint defense or other privilege or protection which Settling Defendants cannot legally waive unilaterally, except that the waiver by the Settling Defendant shall apply, to the extent permitted by law, to its own joint defenses or other privileges. To the extent that a Settling Defendant has a good faith belief, or one or more Non-settling Tobacco Companies claims, that documents to be provided pursuant to Section 5.3.2(1) hereof may be subject to a joint defense or other privilege (or a claim of such privilege) of one or more of the Non-settling Tobacco Companies, such documents shall be deposited under seal for in camera inspection by the Court, or a court in which a Tobacco Action is pending, together with a statement to the Court that such Settling Defendant has concerns as to whether some or all of such documents should be protected from discovery, and the Parties agree to request that the Court shall retain jurisdiction to resolve that issue. Liggett will participate in proceedings, including by way of court appearances or declarations, concerning issues of whether such documents are discoverable;

              (3) offer their employees, and any and all other individuals over whom they have control, to provide witness interviews of such employees and to testify, in depositions and at trial; it being understood and agreed that Liggett will waive and hereby does waive any and all applicable confidentiality agreements to the extent such confidentiality agreements would restrict testimony under this Agreement, if any, to which such witnesses may be subject;

              (4) demand from its past or current national legal counsel all documents and information obtained in the course of representation of any Settling Defendant which in any way relates to the cooperation required in paragraphs 5.3.1(1) - 5.3.2(3) above, which shall be provided to the Settlement Class, its members and counsel as provided under this paragraph.

              5.3.3. With respect to the cooperation set forth in paragraphs
         5.3.1 and 5.3.2 above, the Attorneys General and Settlement Class Counsel (and/or FLETCHER Class Counsel) shall appoint, on a yearly basis, an Oversight Committee, to oversee such cooperation so that it fairly assists them and minimizes the burden on a Settling Defendant. All requests for cooperation will be first made to the Oversight Committee. The Oversight Committee shall coordinate such requests giving due regard to the legitimate needs of the litigants requesting cooperation and the burden on the Settling Defendant. Nothing in this Agreement shall waive or alter the rights of Settlement Class members to obtain discovery of Liggett as required by a court order or case management order in any Tobacco Action, provided that no order is sought that is inconsistent with this Agreement.

              5.3.4. In the event the Oversight Committee cannot agree on the sharing of cooperation by litigants, any member of the Committee may seek resolution by an Arbitrator. In the event that the Oversight Committee cannot agree on the selection of an Arbitrator, the Oversight Committee will petition the Multidistrict Litigation Panel for appointment of an Arbitrator. In the event any Settling Defendant, absent good cause, does not provide requested cooperation as promptly as reasonably practicable, after receiving written notice from the Committee of such request, (1) the Committee may seek relief from an Arbitrator, and (2) the Committee, upon notice to the Settling Defendant, may petition an Arbitrator for specific performance of such requested cooperation.

              5.4. Each Settling Defendant, promptly after becoming bound by this Agreement, shall consent to jurisdiction by the FDA, for the sole purpose of promulgating the FDA Rule with respect to all Tobacco Companies. Further, each Settling Defendant, promptly after execution of this Agreement, shall endorse, support and assist in attempts by the FDA to have the FDA Rule become enforceable. Such efforts shall include, if and as reasonably requested by the Attorneys General, filing appropriate amicus briefs and other court papers in litigation relating to the FDA Rule.

              5.5. Each Settling Defendant shall follow and abide by the provisions of the FDA Rule, insofar as they pertain solely to such Settling Defendant's Domestic Tobacco

         Operations, as set forth in, and modified by, paragraphs 5.5.1 - 5.5.4 hereof until a final determination is reached respecting the FDA Rule at which time the Settling Defendants will be bound by the FDA Rule only insofar as, and to the extent that, the FDA Rule becomes an enforceable obligation binding upon all of the Tobacco Companies:

         1        FDA Rule Section 897.16(b), as proposed.

         2        FDA Rule Section 897.16(d), as proposed.

         3        FDA Rule Section 897.30(a), as proposed.

         4 FDA Rule Section 897.30(b), but only to the extent that such section applies to billboards within 1,000 feet of a clearly marked public or private elementary or secondary school or a clearly marked, outdoor, municipal or other government-operated public playground for children.

              5.6. Notwithstanding anything to the contrary in the Proposed Rule or in this Agreement, Liggett will commence compliance with Section 5.5 of this Agreement as soon as reasonably practicable, according priority as to compliance to the States listed in Appendix A to the Attorneys General Settlement Agreement and then to Subsequent Settling States; provided that Liggett may limit its compliance to the extent, if any, necessary to ensure that the net annual out-of-pocket cost to Liggett of such compliance not exceed $1 million; and provided further that Liggett shall not be obligated pursuant hereto to breach pre-existing legal obligations, if any, it may have with respect to the matters covered by Section 5.5 (and shall use its reasonable best efforts to minimize the degree to which any such obligations would impede its full compliance therewith). For purposes of this paragraph, the phrase "net annual out-of-pocket costs" means the excess of (a) the additional out-of-pocket expenditures incurred during a particular year by Liggett in complying with the matters specified in Section 5.5, over (b) savings, if any, in out-of-pocket expenditures realized during such year by Liggett directly from the implementation of the matters covered by Section 5.5.

              5.7. If, when and to the extent that the FDA Rule, in whole or in part, becomes an enforceable legal obligation binding upon all of the Defendants, each Settling Defendant will comply therewith, without consideration of any limits or exceptions herein. If the FDA Rule does not so become such a legal obligation, Liggett shall, during the duration of this Agreement, continue to comply with Section 5.5.

              5.8. Each Settling Defendant shall not use cartoon characters, such as "Joe Camel" in any of its advertising and promotional materials and activities with respect to tobacco products. No Settling Defendant shall enter into any new contract for advertising and promotion with respect to tobacco products using any such cartoon characters after the date the Settling Defendants become bound by this Agreement.

6.       GLOBAL SETTLEMENT.
         ------------------

         2    Effective upon the execution hereof, Settlement Class
Counsel each agree (a) to exercise best efforts to ensure that the financial terms, financial obligations or financial conditions of any Global Settlement are no more onerous on, or less favorable to, Brooke Group and Liggett than the financial terms, financial obligations or financial conditions of this Settlement Agreement, and (b) to issue a public statement substantially in the following form and substance:

                   The historic settlements entered into by Liggett, whereby Liggett has agreed, among other things, to provide full cooperation to twenty-two Attorneys General and a nationwide settlement class and to consent to FDA regulation of tobacco marketing, are a major advance in our efforts to prevent smoking by children and adolescents and to ensure that the tobacco industry markets its products lawfully. Accordingly, the undersigned counsel will use their best efforts in Congress and elsewhere to ensure that any such industry-wide resolution provide for financial terms for Liggett that reflect appropriate recognition of Liggett's cooperative efforts, and which are no more onerous on, or less favorable to Liggett than those provided for in our Settlement Agreement.

         3     In the event there is a Global Settlement at any time which contains financial terms, financial obligations or financial conditions as to Brooke Group and Liggett which are more onerous on, or less favorable to, Brooke Group and Liggett than those of this Settlement Agreement, then, in addition to and not in derogation of any other rights or remedies Brooke Group and Liggett may have, Brooke Group and Liggett shall have the right, at their option, to withdraw from future performance of this Agreement.

7.       SETTLEMENT FUND.
         ----------------

         7.1. Except as may otherwise be provided herein, all amounts due and owing by each Settling Defendant under this Agreement shall be paid when due into the Settlement Fund to be allocated and distributed to Settlement Class members (and/or FLETCHER Settlement Class members) and Settling States in accordance with this Agreement (and/or the FLETCHER

Settlement Agreement) and the Attorneys General Settlement Agreement. In the event that the Settling States and Settlement Class Counsel (and/or FLETCHER Class Counsel) cannot agree to an equitable allocation of the Settlement Fund between the Settling States and the Settlement Class (and/or the FLETCHER Settlement Class), the Settling States and Settlement Class Counsel (and/or FLETCHER Class Counsel) shall seek to agree on the selection of an Arbitrator to determine such allocation. In the event that the Settling States and Settlement Class Counsel (and/or FLETCHER Class Counsel) cannot agree on the selection of an Arbitrator, the Settling States and Settlement Class Counsel (and/or FLETCHER Class Counsel) will petition the Court to determine such allocation; it being understood that some portion of the Settlement Fund will be allocated to counter-market advertising.

         7.2. Settling Defendants shall have no interest in or responsibility for allocations or distributions from the Settlement Fund and do not guarantee any earnings or insure against any losses from any portion of the Settlement Fund assets that may be maintained or administered as provided in Section 7.1 above.

         7.3. Subject to the terms of this Agreement, Liggett shall make the following payments:

         7.3.1. An initial payment of $25 million due 120 days from the date of a Future Affiliate Transaction; and

         7.3.2. Subject to the provisions of Sections 7.7 - 7.9, payments, each equivalent to 25% of Liggett's Pretax Income, due 120 days after the end of each fiscal year of

Liggett. The first payment shall be made with respect to the first full fiscal year commencing after the date of this Settlement Agreement.

         7.4. Liggett shall pay the reasonable and necessary expenses of the administration, allocation, and distribution of the Settlement Fund; provided that Liggett shall not be obligated to pay more than $1 million in any year for such expenses or the costs of Initial and each Subsequent Notice.

         7.5. The amounts payable hereunder to the Settlement Fund shall represent the maximum amounts payable to the Settlement Fund under this Agreement (and/or the FLETCHER Settlement Agreement) and the Attorneys General Settlement Agreements. Subject to the approval of the Court (and/or the FLETCHER Court) the Settlement Fund Board shall institute a process for the allocation of the Settlement Fund to the Settlement Class, as set forth in this Agreement.

         7.6. The Court shall retain exclusive and continuing jurisdiction over the Settlement Fund, and any and all claims thereto. All allocations of, and distributions from, the Settlement Fund to the Settlement Class shall be subject to Court approval.

         7.7. In the event of a Global Settlement, the Settling Defendants shall have the right to reduce the aggregate payments due from Liggett in each year pursuant to this Agreement so that such aggregate payments shall be no more than the lesser of (A) on a Cost Per Cigarette Pack basis, one-third of the lowest Cost Per Cigarette Pack due in such year from the Non-Settling Tobacco Companies under such Global Settlement and (B) on a percentage of Pretax Income basis, one-third of the lowest percentage of Pretax Income due in such year from the

Non-Settling Tobacco Companies under such Global Settlement (such percentage to be computed as if the payments due from such companies were included in revenues and earnings).

         7.8. Liggett shall receive as a credit against any and all amounts due hereunder, any and all amounts it is required to pay under a Global Settlement.

         7.9. In the event that one or more States elect to opt out of the Settlement Class (and/or the FLETCHER Settlement Class) and action(s) are brought against any Settling Defendant on behalf of such State(s), the annual payment amount due under Sections 7.3.2 of this Agreement from a Settling Defendant shall be reduced by an amount equal to the product of (i) the ratio that the Medicaid Population of the States that elect to opt out of the FLETCHER Settlement Class then bears to the total Medicaid Population and (ii) 20% of Liggett's Pretax Income.

         7.10. The Settlement Fund shall constitute the sole source of recovery on any and all claims against Liggett and its Present Affiliates which have been, will be, or could be asserted, directly or indirectly, by, on behalf, or for the benefit of any and all Settlement Class members, such that, subject to the Court's final determination that this Settlement Agreement is fair pursuant to Mandatory Class Final Approval, Liggett and its Present Affiliates shall enjoy a universal release from all claims associated with or resulting from the smoking of their cigarettes in consideration of their agreeing to the entry of the Consent Decree and of Liggett's payments into the Settlement Fund and of the reasonable expenses of the administration, allocation, and distribution of the Settlement Fund, for the benefit of Settlement Class members, in accordance with this Agreement.

         7.11. The Board shall institute a process for the equitable adjudication of smoking-related claims against Liggett for compensatory damages by Settlement Class members in view of, among other things, the history of the outcome of such claims; it being understood that all claims for punitive, exemplary or other such damages are hereby waived. The Board shall also consider any and all comments, recommendations, requests and suggestions from Settlement Class members and their counsel, as to the appropriate and equitable allocation and distribution of the Settlement Fund, for evaluation and recommendation by the Board to the Court for its approval. The Court shall not be requested by the Parties or the Board to make any specific orders regarding the ultimate allocation and distribution of the Settlement Fund at the time of Preliminary or Mandatory Class Final Approval. The notice forms to be submitted to the Court for its approval shall inform Settlement Class members that issues of allocation and distribution are reserved for future rulings, conditioned upon and subsequent to Mandatory Class Final Approval, and that any and all Settlement Class members who wish to do so may submit their comments, recommendations, requests and suggestions for the allocation and distribution of the Settlement Fund, under a procedure to be established by the Court. The Court will be requested to grant Preliminary and Mandatory Class Final Approval without regard to the ultimate equitable allocation and distribution of the Settlement Fund, in order to provide Settlement Class members with a full opportunity to participate in the allocation decision-making process after the Settlement Fund is in place; and to avoid distracting the parties and the Court, during the settlement approval process, with comments or objections more properly directed at the specifics of allocation and distribution with respect to particular claimants rather than the common class interest in the overall fairness, adequacy, and reasonableness of the Settlement itself, in the context of the "limited fund" available from Liggett to pay claims, the provision of valuable equitable relief, and the compromise of disputed and risky claims.

         7.12. Settling Defendants agree not to take any action the primary purpose of which is to reduce Liggett's payment obligations under this Agreement.

         7.13. Settling Defendants represent that prior to entering into this Settlement Agreement, Settling Defendants took no action the primary purpose of which was to reduce Liggett's anticipated payment obligations under this Agreement.

8.   NOTICE TO THE SETTLEMENT CLASS.
     -------------------------------

         8.1. Upon Preliminary Approval, and as the Court may direct, each Settling Defendant shall cause notice of the settlement embodied herein (the "Initial Notice") to be given to the members of the Settlement Class.


         8.2. The Initial Notice to Settlement Class members shall inform them as follows:

              The allocation of the Settlement Fund to specific uses or among particular claimants has not been determined. Future allocation and distribution of the Settlement Fund will be administered by the Settlement Fund Board. The Board shall be comprised of representatives appointed by the Attorneys General of certain settling states and by Settlement Class Counsel with the approval of the Court, and it shall include representatives of the public health community. The Board shall be responsible for recommending and implementing guidelines and procedures for the administration of claims. The Settlement Agreement does not specify any particular allocation of Settlement proceeds. Settlement Class members will be given notice and an opportunity to be heard and make suggestions regarding allocation before any final allocation or distribution decisions are made.

         8.3. The Initial Notice, in a form to be approved by the Court, shall be disseminated as provided in this Section 8 over the course of a period not to exceed ninety (90) days from the Initial Notice Date, subject to approval by the Court.

         8.4. At the end of each successive three-year interval during the term of this Agreement ("Subsequent Notice Dates"), each Settling Defendant shall cause notice of the settlement embodied herein (the "Subsequent Notice") to be given to the members of the Settlement Class.

         8.5. Each Subsequent Notice, in a form to be approved by the Court, shall be disseminated over the course of four periods each not to exceed sixty
(60) days from each applicable Subsequent Notice Date.

9.       MANDATORY CLASS CERTIFICATION AS TO LIGGETT.
         --------------------------------------------

         The mandatory certification of the Settlement Class under Rule 23(b)(1)(B) and/or 23(b)(2) of the Federal Rules of Civil Procedure is essential to the ability of the Parties to perform the terms and conditions set forth in this Settlement Agreement. It is the intent and understanding of the Parties that the undertakings of Liggett and Brooke Group as described in Section 5 of this Settlement Agreement, with respect to Liggett's promotional, advertising, marketing and sales practices in order to inform the Settlement Class and the American public of the dangers of smoking and the addictive nature of nicotine, to prevent sales of cigarettes to children and adolescents, and to provide active and meaningful cooperation in the prosecution of smokers' claims against Non-Settling Tobacco Companies constitute injunctive, equitable, and declaratory relief of real, immediate, and ongoing benefit to the Settlement Class and the public, sufficient to satisfy the criteria of mandatory class certification under Rule
23. The Parties shall cooperate in establishing, to the satisfaction of the Court, the evidentiary predicates for the Court's determination of a "limited fund" under Rule 23. In the event the Settlement Class is not certified under one or more of these mandatory provisions, or is later decertified by the Court or on appeal, Liggett and Brooke Group shall have the right and option to withdraw from this Settlement Agreement.

10.       FUTURE AFFILIATE.
          -----------------

         10.1. The terms of this Agreement shall not be binding upon or applicable to a Future Affiliate of the Settling Defendants, except as provided for in this Section 10.

         10.2. (a) In the event of a Future Affiliate Transaction, the Settlement Class shall not seek to enjoin or otherwise challenge a spinoff or like disposition of the stock or assets of any Affiliate of the Future Affiliate which is not engaged in Domestic Tobacco Operations. The Settlement Class reserves the right to seek to enjoin such a spinoff in the event that such spinoff or like disposition is sought by someone other than Brooke Group or a Future Affiliate or an Affiliate of a Future Affiliate.

               (b) In the event of and after a Future Affiliate Transaction:
(i) the Settlement Class members each release (pursuant to, MUTATIS MUTANDIS,
Section 11.1 hereof) and
covenant not to bring suit for any claim so released against any Affiliate of the Future Affiliate, other than the Affiliate engaged in Domestic Tobacco Operations; and (ii) if prior to the Future Affiliate Transaction, a Settlement Class member shall have obtained a verdict or judgment in an action, against an Affiliate (including the Parent) of the Future Affiliate, other than against the Affiliate engaged in Domestic Tobacco Operations, such Settlement Class member shall not seek to enforce such verdict or judgment against any such Affiliate other than the Affiliate engaged in Domestic Tobacco Operations.

         10.3. In the event a Settlement Class member obtains a verdict or judgment against a Non-settling Tobacco Company in a Tobacco Action, and a Settling Defendant commences a proxy contest or similar action seeking control of such Non-settling Tobacco Company or an Affiliate thereof, then such Non-settling Tobacco Company or an Affiliate thereof will not be required to post a bond in order to stay enforcement of such verdict or judgment, and such Settlement Class member will not seek to enforce such verdict or judgment against such Non-settling Tobacco Company or such Affiliate, for a period of the earlier of (i) one year from the commencement of such proxy contest or action, and (ii) completion or resolution of the proxy or merger vote.

         10.4. In the event that subsequent to a Future Affiliate Transaction, and in conformity with Section 10.2(b) hereof, a Settlement Class member obtains a verdict or judgment against a Future Affiliate in an action, such Future Affiliate will not be required to post a bond in order to stay enforcement of such verdict or judgment, and such Settlement Class member will not seek to enforce such judgment against such Future Affiliate or an Affiliate of such Future Affiliate until the verdict or judgment becomes final and non-appealable.

         10.5. Prior to a Future Affiliate Transaction, Settling Defendants shall not enter into any agreement with any prospective Future Affiliate which diminishes or impairs the prospective Future Affiliate's assets, other than in the established and/or ordinary course of business of such prospective Future Affiliate, and shall use best efforts to prevent such prospective Future Affiliate from diminishing or impairing such assets. In the event of a Future Affiliate Transaction, the Settlement Class reserves all of their rights to prevent the Future Affiliate from diminishing or impairing the Future Affiliate's assets, other than in the established and/or ordinary course of business of such Future Affiliate.

         10.6. With respect to subsections 10.1 - 10.5 above, nothing in these provisions, or elsewhere in this Agreement, limits the authority of the Settlement Class to challenge any transaction which they reasonably believe is in violation of federal or state antitrust law.

         10.7. In the event of a Future Affiliate Transaction, after which Liggett remains as a separate entity such that Liggett's Pretax Income is readily calculable, Section 7.3.2 hereof shall remain in effect with respect to Pretax Income solely attributable to such separate entity. In the event of a Future Affiliate Transaction, Settling Defendants and the Attorneys General and their respective counsel, each agree to exercise best efforts to negotiate in good faith a payment schedule to replace that set forth in Section 7.3.2. Nothing in this Section 10.7 affects in any way Liggett's payment obligations under Section 7.3.1 hereof.

         10.8. Promptly after a Future Affiliate Transaction, a Future Affiliate shall abide by Sections 5.4 - 5.7 hereof.

         10.9. Promptly after a Future Affiliate Transaction, Settling Defendants and the Settlement Class Counsel, each agree to exercise best efforts to negotiate in good faith a settlement of all claims against a Future Affiliate.

         10.10. As promptly as reasonably practicable after a Future Affiliate Transaction, a Future Affiliate shall agree to eliminate cartoon characters such as "Joe Camel," from all of its advertising and promotional materials and activities with respect to tobacco products.

11.       RELEASE.
          --------

         11.1. Upon the Mandatory Class Settlement Date, with respect to each Settling Defendant, for good and sufficient consideration as described herein, all members of the Settlement Class, collectively and individually, on behalf of themselves, the persons they represent, their heirs, executors, administrators, trustees, beneficiaries, agents, attorneys, successors, assigns, affiliates, officers, directors, employees and shareholders shall be deemed to and do hereby release, dismiss and discharge each and every claim, right, and cause of action (including, without limitation, all claims for damages, medical expenses, restitution, medical monitoring, or any similar legal or equitable relief, under federal, state or common law), known or unknown, asserted or unasserted, direct or indirect, which they had, now have, or may hereafter have against each Settling Defendant (including its past, present and future parents, subsidiaries, affiliates and their past, present and future agents, servants, attorneys, employees, officers, directors, shareholders, and beneficial owners) (and downstream distribution entities of

Liggett, but only to the extent that such downstream distribution entities would have cross-claims against Liggett) which is based on any and all harm, injury or damages claimed by members of the Settlement Class to be caused by smoking, addiction to, or dependence upon, cigarettes or which is asserted in the Action in connection with, or arising out of the conduct, acts, facts, transactions, occurrences, representations or omissions set forth, alleged, referred to or otherwise embraced in the Action complaint or any and all other Tobacco Actions.

         Provided, however, as follows:

         1) If this Agreement expires upon completion of its full term, this release shall continue and apply in full force and effect with respect to all released claims which accrued or shall accrue prior to, through and including the date of such expiration, such that such claims shall be forever released, but only as to such claims through and including such date; if this Agreement terminates for any reason prior to its full term, this release shall be of no further force and effect and Settling Defendants shall be entitled to a credit to the extent otherwise provided in this Agreement against all claims covered by the release for the full amount paid by such Settling Defendants hereunder.

         2) Except as specifically provided herein, this release does not pertain or apply to any other existing or potential defendant in any present or future action.

         3) This release does not release Settling Defendants from claims which may be asserted by the Settlement Class against a Settling Defendant involving conduct unrelated to the manufacture and/or sale of tobacco products.

         11.2. Except as specifically provided herein, nothing in this Agreement shall prejudice or in any way interfere with the rights of the Plaintiffs, Settlement Class members, and the Settling Defendants to pursue all of their rights and remedies against Non-settling Tobacco Companies or other defendants.

12.      EXCLUSIVE REMEDY; DISMISSAL OF ACTION; JURISDICTION OF COURT.
         -------------------------------------------------------------

         12.1. Except as otherwise provided in this Agreement, this Agreement shall be the sole and exclusive remedy for any and all released claims of Settlement Class members against the Settling Defendants, and upon the entry of the Mandatory Class Final Order and Judgment by the Court, each Settlement Class member shall be barred from initiating, asserting, or prosecuting any released claims against Brooke Group or Liggett.

         12.2. On the Mandatory Class Settlement Date, the Action shall be dismissed as against each Settling Defendant, subject to the continuing and exclusive jurisdiction of the Court over the enforcement and administration of the Settlement Agreement, and the allocation and distribution of the Settlement Fund. Settlement Class members may not commence or prosecute actions against Brooke Group or Liggett on claims released pursuant to this Agreement once the Mandatory Class Final Order and Judgment is entered. The Settlement Class Counsel agree to provide reasonable cooperation to stay or dismiss, as appropriate, any action of any Settlement Class member for such released claims pending in state or federal court against the Settling Defendants.

         12.3. The Court shall retain exclusive and continuing jurisdiction over the Action, all Parties, all Settlement Class members and the Settlement Fund to interpret and enforce the terms, conditions, and obligations of this Agreement. Nothing in this Agreement shall be construed to divest or limit the jurisdiction of the Court with respect to claims which may be alleged by the Settlement Class against Non-settling Tobacco Companies or other defendants.

13.      TERM.
         -----

         13.1. Unless earlier terminated in accordance with the provisions of this Agreement, the duration of this Agreement shall be twenty-five (25) years from the Liggett Settlement Date; provided that in the event of a Global Settlement, the duration of this Agreement shall be equal to the duration of the Global Settlement.

         13.2. The performance of this Agreement by Liggett and Brooke Group is expressly contingent upon the Court's issuance of the Mandatory Class Final Order and Judgment. If the Court fails to hold the Mandatory Class Fairness Hearing within six (6) months of the date hereof or to issue a Mandatory Class Final Order and Judgment within sixty (60) days following conclusion of the Mandatory Class Fairness Hearing, Liggett and Brooke Group may elect to terminate this Agreement by written notice to the Court and the Settlement Class Counsel within twenty (20) business days following the end of either such period.

         13.3. Except as may be otherwise specifically provided in this Agreement, a termination by a Settling Defendant hereunder shall have the effect of rendering this Agreement as having no force or effect whatsoever, null and void AB INITIO, and not admissible as evidence for any purpose in any pending or future litigation in any jurisdiction. However, a termination shall not affect any prior cooperation or require the return of any documents produced to a Settlement Class member pursuant to this Agreement.

14.      CONTINUING ENFORCEABILITY.
         --------------------------

         14.1. The parties acknowledge and agree that the purpose of this Agreement and the mandatory certification of the Settlement Class with respect to Liggett and its Present Affiliates is to provide the Settlement Class with certain equitable and other relief, and a secure and ongoing source of recovery, subject to equitable allocation and distribution, while ensuring that Liggett may make its payments hereunder without risking bankruptcy or other insolvency; this Agreement is intended to be a mutually beneficial and equitable alternative to the prospect of bankruptcy.

         14.2. Unless earlier terminated, as to the Settlement Class, this Agreement and each provision of or obligation arising from this Agreement shall continue and remain fully executory and enforceable if a Settling Defendant institutes or is subject to the institution against it of any proceeding or voluntary case under title 11 of the UnIted States Code, or other proceeding seeking to adjudicate it insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or other proceeding seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any part of its property (each, a "Bankruptcy Proceeding"). Brooke Group has the right but not the obligation to cure and to perform any and all obligations of Liggett under this Agreement notwithstanding the occurrence and continuation of any Bankruptcy Proceeding with respect to Liggett; provided, however, that until such time as Liggett decides whether to reject or assume this Agreement, Brooke Group shall have the obligation to pay the annual installments as provided by Section 7 hereof and any and all rights the Settlement Class may have not to accept such cure or performance in any Bankruptcy Proceeding are waived.


15.      ENTRY OF GOOD FAITH BAR ORDER ON CONTRIBUTION AND
         INDEMNITY CLAIMS; INDEMNIFICATION.
         -------------------------------------------------

         15.1. The Parties shall request that the Court enter an order barring and prohibiting the commencement and prosecution of any claim or action by any Non-settling Tobacco Company in any smoking-related litigation against Settling Defendants, including but not limited to any contribution, indemnity and/or subrogation claim seeking reimbursement for payments made or to be made to any Settlement Class member for claims settled under this Agreement. Settling Defendants shall be entitled to dismissal with prejudice of any such Non-settling Tobacco Company's claims against them which violate or are inconsistent with this bar.

         15.2. Any Settlement Class member making a claim against a non-settling person for what would be a claim settled under this Agreement if asserted against a Settling Defendant shall indemnify and hold harmless each Settling Defendant from any claim ever asserted against such Settling Defendant arising from such claim.

         15.3. Claims by or on behalf of any Settlement Class members against any non-settling parties are not released and shall not be barred, precluded, limited, or reduced as a consequence of this Agreement or the subsequent award and distribution of funds to such Settlement Class members from the Settlement Fund, except if and to the extent required under federal or state law applicable under choice-of-law doctrines in the forum in which any such claims may be instituted or pursued.

16.      EXPENSES AND FEES.
         ------------------

         16.1. Subject to Section 7.4 hereof, all reasonable and necessary expenses incurred by the Board in administering, allocating and distributing the Settlement Fund, and the costs of Initial and Subsequent Notices, shall be paid by the Settling Defendants in addition to, and without reducing, their payments into the Settlement Fund.

         16.2. In addition to the above described expenses of administration and notice, the reasonable fees and expenses of the Settlement Class Counsel, if and as approved by the Court, shall be paid by the Settling Defendants after the Settlement Date separate and apart from, and in addition to, their initial payments into the Settlement Fund.

         16.3. In the event of a failure by the Court to issue the Final Order and Judgment or a decision by any Settling Defendant to exercise its right to withdraw pursuant to Section 13 of this Agreement, the Settling Defendants will bear, in accordance with the terms of this Agreement, the costs of the Initial Notice incurred to such point (in the case of Brooke Group and Liggett not to exceed a total of $1 million; provided that Brooke Group, Liggett and Plaintiffs shall each have the right to terminate this Agreement in the event that the Court orders Initial Notice costing in excess of $1 million, unless Brooke Group and/or Liggett and/or Plaintiffs and/or Settlement Class Counsel agree to pay such excess.)

17.      TAX STATUS OF SETTLEMENT FUND.
         ------------------------------

         17.1. The Settlement Fund created under this Agreement will be established and maintained as a Qualified Settlement Fund ("QSF") in accordance with Section 468B of the Internal Revenue Code of 1986, as amended (the "IRC"), and the regulations promulgated thereunder. Any Settling Defendant shall be permitted, in its discretion, and at its own cost, to seek a private letter ruling from the Internal Revenue Service ("IRS") regarding the tax status of the Settlement Fund. The parties agree to negotiate in good faith, subject to Court approval, any changes to the Agreement which may be necessary to obtain IRS approval of the Settlement Fund as a QSF.

         17.2. Representatives of the Settling States and the Settlement Class will be appointed to act as administrator of the Settlement Fund. As administrator, such representatives will undertake the following actions in accordance with the regulations under IRC section 468B: (a) apply for the tax identification number required for the Settlement Fund; (b) file, or cause to be filed, all tax returns the Settlement Fund is required to file under federal or state laws; (c) pay from the Settlement Fund all taxes that are imposed upon the Settlement Fund by federal or state laws; and (d) file, or cause to be filed, tax elections available to the Settlement Fund, including a request for a prompt assessment under IRC sec. 6501(d), if and when the administrator deems it appropriate to do so.

         17.3. The Settling Defendants, as transferors of the Settlement Fund, shall prepare and file the information statements concerning their settlement payments to the Settlement Fund as required to be provided to the IRS pursuant to the regulations under IRC Section 468B.

18.      COURT'S SETTLEMENT APPROVAL ORDER.
         ----------------------------------

         Except as specifically provided herein, this Agreement is subject to and conditioned upon the issuance by the Court, following the fairness hearing, of a Mandatory Class Final Order and Judgment.

19.      EFFECT OF DEFAULT OF ANY SETTLING DEFENDANT.
         --------------------------------------------

         In the event any Settling Defendant fails to make a payment due and owing under the terms of this Agreement, or is in default of this Agreement in any other respect, the Settlement Class Counsel shall so notify the Court. The defaulting Settling Defendant shall then be given up to sixty (60) calendar days to "cure" the default. If the defaulting Settling Defendant does not "cure" the default in the time provided in this Section 19, the Settlement Class Counsel may apply to the Court for relief, including withdrawal from the agreement.

20.      REPRESENTATIONS AND WARRANTIES; COVENANTS.
         ------------------------------------------

         20.1. Each Settling Defendant represents and warrants that (i) it has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance by such Settling Defendant of this Agreement and the consummation by it of the actions contemplated herein have been duly authorized by all necessary corporate action on the part of such Settling Defendant; and (iii) this Agreement has been duly and validly executed and delivered by such Settling Defendant and constitutes its legal, valid and binding obligation.

         20.2. Each Settling Defendant covenants and agrees for the benefit of the Settlement Class that it will not enter into any transaction involving the borrowing of funds in excess of $100 million unless such transaction is fair from a financial perspective to the Settling Defendant and represents the reasonable exercise of such Settling Defendant's business judgment.

21.      ARBITRATION.
         ------------

         21.1. In the event that the Parties are unable to agree, after good faith efforts, as to the determination or calculation of Pretax Income or Market Share for any year hereunder, such determination or calculation shall be submitted to binding arbitration under the supervision of the Court.

         21.2. The Settlement Class Counsel shall during the term of this Agreement have the right, at its sole cost, to have an independent auditor review the Settling Defendants' compliance with their payment obligations under this Agreement; provided that any such review will not be binding upon such Settling Defendants.

22.      MOST FAVORED NATION.
         --------------------

         22.1. In the event of any Other Settlement with any Non-Settling Tobacco Company, the payments due from each Settling Defendant in each year under this Agreement shall be reduced to the extent, if any, necessary to ensure that such payments are the lesser of (a) on a percentage of Pretax Income basis, payments such that the percentage in each year of such Settling Defendant's Pretax Income represented by such payments is no more than one-third of the percentage in such year of such Non-Settling Tobacco Company's Pretax Income represented by the product of (i) the average annual payments due from such Non-Settling Tobacco Company under such Other Settlement and (ii) the Population Quotient with respect to such Other Settlement and (b) on a Cost Per Cigarette Pack basis, no more than the product of (i) one-third of the lowest Cost Per Cigarette Pack due in such year from the Non-Settling Tobacco Companies under such Other Settlement and (ii) the Population Quotient with respect to such Other Settlement. The Benchmark Figure set forth in this Section 22.1 does not reflect in any fashion the Settlement Class's or Settlement Class Counsels' views as to an appropriate settlement or resolution with any Non-Settling Tobacco Company.

         22.2. In the event of the entry of any final monetary judgment (other than by way of settlement) in a Tobacco Action, against any one or more of the Non-Settling Tobacco Companies, then each Settling Defendant shall have the right to reduce the payments it is obligated to make pursuant to this Agreement to the extent, if any, necessary to make the sum of all amounts theretofore paid and the then Present Value of all amounts thereafter payable pursuant to this Agreement (assuming for purposes of such Present Value calculation that the annual amounts due hereunder remain unchanged from the then most recent fiscal year) by any Settling Defendant per percentage point of the then Market Share of such Settling Defendant no more than the lesser of (a) fifty (50%) of (i) the dollar amount of the product of (A) such judgment and (B) the Population Quotient with respect to such judgment per (ii) percentage point of the then Market Share of each such Non-Settling Tobacco Company and (b) on a Cost Per Cigarette Pack basis, no more than the product of (i) one-third of the lowest Cost Per Cigarette Pack due in each year from such Non-Settling Tobacco Company under such judgment and

(ii) the Population Quotient with respect to such judgment; provided that such Settling Defendant shall give written notice of such reduction and the method of calculating such reduction to the Court and Settlement Class Counsel as soon as practicable after the entry of such judgment.

         22.3. In each year beginning with the second year a Settling Defendant becomes bound by this Agreement, the annual payment amount due under Section 7.3 of this Agreement from such Settling Defendant shall be decreased in proportion to any decrease, and (only if there shall have been a prior such decrease) increased in proportion to any increase, in such Settling Defendant's Market Share from the prior year; provided, however, that (a) such annual payment amount shall not be so decreased to the extent, if any, that such annual payment amount in such year is decreased as a result of a decrease in such Settling Defendant's Pretax Income and (b) such annual payment amount shall never be increased such that the aggregate amount of any such increases exceeds the aggregate amount of any such decreases. Such Settling Defendant, as soon as practicable after the end of such year, shall give written notice of any such decrease or increase and the method of calculating it to the Court and Settlement Class Counsel.

         22.4. The Plaintiffs, on behalf of themselves (upon the execution hereof) and the Settlement Class (upon Preliminary Approval), Settlement Class Counsel, and any attorneys or representatives of any of the foregoing, agree that for the next fifteen (15) years neither the Plaintiffs, the Settlement Class, nor any attorneys or representatives of the foregoing will, without the express written consent of Brooke Group (which may be withheld for any reason or for no reason) discuss, negotiate, support, approve or enter into any agreement or understanding with any creditor, claimant, trustee, receiver or other party-in-interest, of Liggett, Brooke Group or any of their affiliates, other than Brooke Group itself (collectively, "Prohibited Parties"), with respect to any restructuring, liquidation or reorganization of Liggett, Brooke Group or any of their affiliates, including with respect to any plan under Chapter 11 or Chapter 7 of title 11, United States Code (the "Bankruptcy Code").

         22.5. The rights and remedies of each Settling Defendant under this
Section 22 are cumulative and not exclusive of each other and shall survive the termination of this Agreement.

23.      FURTHER ACTIONS.
         ----------------

         Each of the Parties and their respective counsel shall take such actions and execute such additional documents as may be reasonably necessary or appropriate to consummate or implement the settlement contemplated by this Agreement.

24.       MISCELLANEOUS.
          --------------


         24.1. This Agreement, including all Exhibits attached hereto, shall constitute the entire agreement among the Parties with regard to the subject matter of this Agreement and shall supersede any previous agreements and understandings between the Parties with respect to the subject matter of this Agreement. This Agreement may not be changed, modified, or amended except in writing signed by all parties, subject to Court approval.

         24.2. This Agreement shall be construed under and governed by the laws of the State of West Virginia.

         24.3. This Agreement may be executed by the Parties in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         24.4. This Agreement shall be binding upon and inure to the benefit of the Settlement Class, the Settling Defendants, and their representatives, heirs, successors, and assigns.

         24.5. Nothing in this Agreement shall be construed to subject any Settling Defendant's parent or affiliated company to the obligations or liabilities of that Settling Defendant.

         24.6. There shall be no third party beneficiaries of this Agreement other than non-party releases hereunder. No person other than the Parties hereto, the Settlement Class members and the releasees hereunder shall have any right or claim under or in respect of this Agreement.

         24.7. The headings of the Sections of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect its construction.

         24.8. Any notice, request, instruction, application for Court approval or application for Court orders sought in connection with this Agreement or other document to be given by any Party to any other Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to the Settling Defendants to the attention of each Settling Defendant's respective representative and to the Settlement Class Counsel on behalf of Settlement Class members, or to other recipients as the Court may specify. As of the date of this Agreement, the respective representatives are as follows:

                  Settlement Class Counsel
                  ------------------------

                  Kenneth B. McClain
                  Gregory Leyh
                  HUMPHREY, FARRINGTON & McCLAIN, P.C.
                  221 West Lexington
                  Suite 400
                  Independence, Missouri  64051

                  James F. Humphreys
                  JAMES F. HUMPHREYS & ASSOCIATES, L.C.
                  Bank One Center
                  Suite 1113
                  707 Virginia Street, East
                  Charleston, West Virginia  25301

                  Brooke Group and Liggett
                  ------------------------

                  Mr. Bennett S. LeBow
                  BROOKE GROUP LTD.
                  100 S.E. Second Street
                  Miami, Florida  33131

                  Mr. Marc E. Kasowitz
                  Mr. Daniel R. Benson
                  KASOWITZ, BENSON, TORRES & FRIEDMAN LLP
                  1301 Avenue of the Americas
                  New York, New York 10019

                  Mr. Michael L. Hirschfeld
                  MILBANK, TWEED, HADLEY & MCCLOY
                  1 Chase Manhattan Plaza
                  New York, New York 10005-1413

         The above designated representatives may be changed from time to time by any Party upon giving notice to all other Parties in conformance with this
Section 24.8.

         24.9. References to or use of a singular noun or pronoun in this Agreement shall include the plural, unless the context implies otherwise.

         IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and date first written above.

                                    SETTLEMENT CLASS COUNSEL

                                    By: /s/ Kenneth B. McClain
                                       -------------------------------

                                    Date:  May 15, 1997



                                    BROOKE GROUP LTD.

                                    By: /s/ Bennett S. Lebow
                                       -------------------------------

                                    Date:  May 15, 1997



                                    LIGGETT GROUP INC.


                                    By:   /s/ Bennett S. LeBow
                                       -------------------------------

                                    Date:  May 15, 1997